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                         Exhibit 4(A)

SECOND AMENDMENT  TO LOAN AND SECURITY AGREEMENT AND LIMITED
                          WAIVER

This Second Amendment to Loan and Security Agreement ("Amendment") is dated as of February 24, 1997, and entered into by and among HELLER FINANCIAL, INC., as Agent ("Agent") and Lender ("Lender"), UNITEL VIDEO, INC. ("Borrower") and R Squared, Inc. ("Corporate Guarantor").

     WHEREAS, Agent, Lender, Borrower and Corporate Guarantor have entered into a Loan and Security Agreement (as amended, the "Agreement") dated December 12, 1995; and

     WHEREAS, certain Events of Default are in existence under the Agreement as set forth in (i) that certain letter from Agent to Borrower dated January 2, 1997 and (ii) that certain letter from Agent to Borrower dated January 7, 1997 (the "Existing Events of Default") and, as a result of such Events of Default, Agent and Lenders have, among things, commenced charging the Default Rate on the Obligations; and

     WHEREAS, Borrower and Corporate Guarantor have requested that Agent and Requisite Lenders waive the Existing Events of Default; and

     WHEREAS, Borrower and Corporate Guarantor have requested that Agent and Requisite Lenders amend the Agreement to, among other things, defer the principal payment due date of Term Loan B from December 31, 1996 to February 28, 1997, and Agent and Requisite Lenders have agreed to do so, subject to the following terms and conditions; and

     NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                      ARTICLE I. DEFINITIONS

     Section 1.01. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.


                                   ARTICLE II.  AMENDMENTS

     Section 2.01. Amendment to Subsection 2.1(A)(2) "Term Loan B". Subsection 2.1(A)(2) shall be, and the same is hereby amended by deleting the defined term "Scheduled Installment of Term Loan B" appearing in the second paragraph of said subsection in its entirety and substituting the following therefor:




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    "Scheduled Installment of Term Loan B" means the principal installment in an amount equal to $4,934,410.27, payable, subject to the provisions of subSection 2.4(B), on or before February 28, 1997 or the earlier to occur of (i) the Termination Date or (ii) the acceleration of the Obligations in accordance with the provisions of subsection 8.3, at which time the entire unpaid principal amount thereof plus accrued interest thereon shall be due and payable.

    Section 2.02. Amendment to Subsection 2.1(B) "Revolving Loan". Subsection 2.1(B) shall be, and the same is hereby amended by deleting the definition of "Maximum Revolving Loan Amount" appearing in paragraph (1) in its entirety and substituting the following therefor:

    "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment minus (i) the Letter of Credit Reserve and (ii) the Special
    Reserve and (b) the Borrowing Base minus (i) the Letter of Credit Reserve and (ii) the Special Reserve.

    Section 2.03.  Amendment to Subsection 5.1(F) "Borrowing Base
Certificates". Subsection 5.1(F) shall be, and the same is hereby amended by deleting the first sentence of said subsection in its entirety and substituting the following therefor:

    "As early as possible each week, but in no event later than by 12:00 (noon) (Chicago time) on the fifth Business Day of each Week, Borrower shall deliver to Agent a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrower and an assignment schedule of all Accounts created by Borrower for the prior week."


                  ARTICLE III.  LIMITED WAIVER

    Agent and Lender hereby waive the Existing Events of Default (which waiver shall be deemed effective as of November 30, 1996), conditioned on the following: (i) that for the period between January 24, 1997 through January 30, 1997, the outstanding principal amount of the Revolving Loan shall not exceed the Maximum Revolving Loan Amount by an amount greater than $545,781.50; (ii) for the period between January 31, 1997 through February 6, 1997, the outstanding principal amount of the Revolving Loan shall not exceed the Maximum Revolving Loan Amount by an amount greater than $195,781.50;
(iii) on and after February 7, 1997, the Maximum Revolving Loan Amount shall be greater than or equal to the outstanding principal amount of the Revolving Loan and (iv) for so long as the outstanding principal amount of the Revolving Loan exceeds the Maximum Revolving Loan Amount, (A) the Loans and all other Obligations shall bear interest at a rate equal to two percent (2%) plus the applicable Interest Rate and (B) Borrower may not request any LIBOR Rate Loans and Borrower may not convert any Base Rate Loans into LIBOR Rate Loans. Borrower's compliance with the terms above, shall not be deemed to constitute a commitment by Agent or Lenders to provide advances under the Revolving Loan that exceed the Maximum Loan Amount. This limited waiver shall not be

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deemed to constitute a waiver of any other existing Events of Default or any future breach of the Agreement or any of the other Loan Documents (including, without limitation, any subsequent breach of the covenants described in the letters referenced above for any subsequent period).


                    ARTICLE IV.  MISCELLANEOUS

    Section 4.01. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by Agent and Requisite Lenders):

(a) there shall have occurred no material adverse change in the business, operations, financial conditions, profits or prospects, or in the Collateral of the Borrower;

(b) Borrower and Corporate Guarantor shall have executed and delivered such other documents and instruments as Agent may require;

(c) Borrower shall have paid to Agent, for the benefit of Lenders, a fee in the amount of $10,000, which fee shall have been fully earned upon payment.

(d) all corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

     Section 4.02 Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, are ratified and confirmed and shall continue in full force and effect.

     Section 4.03 Corporate Action. The execution, delivery and performance of this Amendment have been authorized by all requisite corporate action on the part of Borrower and Corporate Guarantor and will not violate the Articles of Incorporation or Bylaws of either Borrower or Corporate Guarantor.

     Section 4.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     Section 4.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, Lender, Borrower and Corporate Guarantor and their respective successors and assigns.

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     Section 4.06  Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

                              HELLER FINANCIAL, INC.,
                              as Agent and Lender

                              By:  /s/ Jerome Sepich
                                 ------------------------
                              Title:    Vice President


                              UNITEL VIDEO, INC.,
                              as Borrower

                              By:  /s/ Barry Knepper
                                 -------------------------
                              Title:    CEO

                              R SQUARED, INC.,
                              as Corporate Guarantor

                              By:  /s/ Barry Knepper
                                 --------------------------
                              Title:    CEO

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